Exhibit 99.1

IDT Corporation Reports Fourth Quarter and Full Fiscal Year 2017 Results

NEWARK, NJ — October 3, 2017: IDT Corporation (NYSE: IDT) reported a $(0.41) loss per share and non-GAAP earnings per share (EPS)* of $0.07 on revenue of $395.0 million for the fourth quarter of FY 2017, the three months ended July 31, 2017.

For the full FY 2017, IDT reported EPS of $0.35 and non-GAAP EPS of $0.51 on revenue of $1.5 billion.

HIGHLIGHTS

(4Q17 results are compared to 4Q16. FY 2017 results refer to full fiscal year 2017 results and are compared to FY 2016)

●	4Q17 revenue of $395.0 million compared to $368.1 million. FY 2017 revenue of $1,501.7 million compared to $1,496.3 million;

●	4Q17 income from operations of $3.7 million compared to $6.2 million. FY 2017 income from operations of $5.5 million compared to $26.2 million;

●	4Q17 Adjusted EBITDA* of $8.6 million compared to $10.0 million. FY 2017 Adjusted EBITDA of $37.7 million compared to $45.0 million;

●	4Q17 loss per share of $(0.41) compared to diluted EPS of $0.48. FY 2017 diluted EPS of $0.35 compared to $1.03;

●	4Q17 non-GAAP EPS* of $0.07 compared to $0.35. FY 2017 non-GAAP EPS of $0.51 compared to $1.00;

●	On June 22, 2017, IDT announced an agreement to sell its Gibraltar-based bank. The deal is awaiting regulatory approval and is expected to close later this calendar year;

●	IDT has declared a dividend of $0.19 per share for 4Q17 to be paid on or about October 20, 2017.

REMARKS BY SHMUEL JONAS, CEO OF IDT CORPORATION

“This quarter showcased the resilience of our core communications and payments businesses while we continued to invest heavily in our growth initiatives including net2phone’s unified communications as a service business, National Retail Solutions, BOSS Revolution international money transfer, and the BOSS Revolution mobile service that we expect to launch later this quarter.

“IDT’s Board of Directors has declared a 4th quarter dividend of $0.19. The dividend will be paid on or about October 20th.

“We continue to work toward the spin-off our non-core assets to IDT stockholders, including our real estate assets, our interests in Rafael Pharmaceuticals, Inc. and other investments, and $50 to $60 million in cash.”

4Q17 AND FY 2017 CONSOLIDATED RESULTS

The IDT Corporation FY 2017 audit by its independent auditors is ongoing and has not yet been completed.

Results (in millions, except EPS)	4Q17	3Q17	4Q16	4Q17 - 4Q16 Change (%/$)	FY 2017	FY 2016	FY 2017 -FY 2016 Change (%/$)
Revenue	$395.0	$370.0	$368.1	+7.3%	$1,501.7	$1,496.3	+0.4%
Direct cost of revenue	$337.1	$314.7	$309.1	+9.0%	$1,275.7	$1,246.6	+2.3
Direct cost of revenue as a percentage of revenue	85.3%	85.0%	84.0%	+130 BP	84.9%	83.3%	+160 BP
SG&A expense	$49.3	$46.2	$48.9	+0.9%	$188.3	$204.7	(8.0)%
Depreciation and amortization	$5.6	$5.5	$5.0	+12.8%	$21.7	$20.5	+5.7%
Severance expense	-	-	$6.3	$(6.3)	-	$6.5	$(6.5)
Other gains (losses)	$0.8	$(10.2)	$7.5	$(6.7)	$(10.5)	$8.2	$(18.7)
Income (loss) from operations	$3.7	$(6.5)	$6.2	$(2.5)	$5.5	$26.2	$(20.7)
Adjusted EBITDA*	$8.6	$9.1	$10.0	(14.3)%	$37.7	$45.0	(16.2)%
Net (loss) income attributable to IDT	$(9.8)	$(4.8)	$11.0	$(20.8)	$8.2	$23.5	$(15.3)
Diluted (loss) earnings per share	$(0.41)	$(0.21)	$0.48	$(0.89)	$0.35	$1.03	$(0.68)
Non-GAAP net income*	$1.8	$2.8	$8.0	$(6.2)	$11.9	$22.9	$(11.0)
Non-GAAP EPS*	$0.07	$0.12	$0.35	$(0.28)	$0.51	$1.00	$(0.49)

*  Throughout this release, Non-GAAP EPS, Adjusted EBITDA, and Non-GAAP Net Income for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

Consolidated results in 4Q16 and FY 2016 include the results of Zedge, which was spun off to IDT stockholders on June 1, 2016. In 4Q16, Zedge contributed revenue of $812 thousand, a loss from operations of $32 thousand and Adjusted EBITDA of $15 thousand. In FY 2016, Zedge contributed revenue of $9.5 million, income from operations of $2.3 million and Adjusted EBITDA of $2.6 million.

Consolidated results for all periods presented include corporate overhead. In 4Q17, corporate G&A expense decreased 17.4% to $2.2 million from $2.7 million in the year ago quarter. For FY 2017, corporate G&A expense decreased 20.5% to $8.0 million from $10.1 million in FY 2016.

Income from operations in 4Q17 totaled $3.7 million including a gain of $0.8 million related to certain regulatory and legal matters. Income from operations in 4Q16 of $6.2 million included a gain of $7.5 million on the sale of IDT’s Gibraltar-based bank’s member interest in Visa Europe and $6.3 million in severance expense. Income from operations in FY 2017 was $5.5 million including a charge of $10.1 million related to a legal settlement. Income from operations in FY 2016 was $26.2 million, including gains totaling $8.2 million and severance expense of $6.5 million.

IDT’s loss per share in 4Q17 was $(0.41), which included income tax expense of $11.1 million from a decrease in the book value of deferred tax assets, compared to diluted EPS of $0.48 in 4Q16 including a $2.7 million gain on foreign currency transactions and a benefit from income taxes of $2.1 million. IDT’s diluted EPS in FY 2017 was $0.35 compared to $1.03.

2

At July 31, 2017, IDT reported $148.6 million in unrestricted cash, cash equivalents and marketable securities. Current assets totaled $371.1 million and current liabilities totaled $362.8 million. Reflecting IDT’s agreement to sell its Gibraltar-based bank, all of the bank’s assets and liabilities at July 31, 2017 and 2016 are classified as “Held for sale” in the consolidated balance sheets.

Net cash provided by operating activities during 4Q17 was $18.5 million compared to $13.2 million in 4Q16. In the corresponding periods, capital expenditures were $5.9 million and $4.4 million, respectively. FY 2017 net cash provided by operating activities totaled $19.0 million compared to $49.1 million in FY 2016. In the corresponding periods, capital expenditures were $22.9 million and $18.4 million, respectively.

4Q17 AND FY 2017 RESULTS BY SEGMENT

(Results are for 4Q17 unless otherwise noted).

Quarterly Results by Segment	TPS		UCaaS		CPS		ALL OTHER
(in millions)	4Q17	4Q16	4Q17	4Q16	4Q17	4Q16	4Q17	4Q16
Revenue	$384.8	$358.1	$7.8	$7.0	$1.3	$1.6	$1.2	$1.4
Direct cost of revenue	$333.4	$304.8	$2.8	$3.5	$0.6	$0.7	$0.3	$0.1
SG&A expense	$41.9	$41.9	$4.5	$3.0	$0.4	$0.6	$0.3	$0.7
Depreciation and amortization	$4.0	$3.9	$1.2	$0.7	-	-	$0.4	$0.5
Income (loss) from operations	$5.4	$9.1	$(0.8)	$(0.2)	$0.3	$0.2	$0.2	$0.1
Adjusted EBITDA	$9.4	$11.4	$0.4	$0.5	$0.3	$0.2	$0.6	$0.6

Full Fiscal Year Results by Segment	TPS		UCaaS		CPS		ALL OTHER
(in millions)	2017	2016	2017	2016	2017	2016	2017	2016
Revenue	$1,464.1	$1,451.6	$29.4	$26.4	$5.5	$6.9	$2.7	$11.5
Direct cost of revenue	$1,261.0	$1,229.1	$12.0	$13.4	$2.5	$3.1	$0.3	$1.0
SG&A expense	$162.4	$174.8	$15.5	$11.8	$1.9	$2.6	$0.5	$5.4
Depreciation and amortization	$16.1	$15.8	$3.9	$2.8	-	-	$1.7	$2.0
Income (loss) from operations	$24.4	$32.8	$(1.9)	$(1.6)	$1.1	$1.2	$0.3	$4.2
Adjusted EBITDA	$40.6	$47.7	$2.0	$1.2	$1.1	$1.2	$2.0	$5.1

Telecom Platform Services (TPS)

The TPS segment contributed 97.4% of IDT’s revenue in 4Q17 and 97.5% of IDT’s revenue in FY 2017. TPS markets and distributes multiple communications and payment services across three verticals each comprised of multiple offerings: Retail Communications, Wholesale Carrier Services and Payment Services.

TPS’ 4Q17 revenue increased 7.4% to $384.8 million – the highest level in two years – while TPS’ revenue less direct costs declined 3.7% to $51.3 million. The Wholesale Carrier Services and Payment Services verticals achieved robust revenue growth – more than offsetting a decline in Retail Communications revenues. TPS’ FY 2017 revenue increased by 0.9% to $1,464.1 million, while revenue less direct costs decreased 8.7% to $203.1 million.

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TPS Revenue by Business Vertical ($ in millions)	4Q17	3Q17	4Q16	4Q17 - 4Q16 % Change	4Q17-4Q16 % Change in Minutes of Use	4Q17 Revenue as % of all TPS	FY 2017	FY 2016	FY 2017 – FY 2016 % Change
Retail Communications	$151.4	$148.6	$163.5	(7.5)%	(20.5)%	39.3%	$610.2	$664.9	(8.2)%
Wholesale Carrier Services	$167.4	$152.1	$139.1	+20.4%	+4.4%	43.5%	$608.6	$567.4	+7.3%
Payment Services	$66.0	$60.1	$55.5	+18.9%	na	17.2%	$245.3	$219.3	+11.8%
Total TPS	$384.8	$360.8	$358.1	+7.4%	(2.8)%	100.0%	$1,464.1	$1,451.6	+0.9%

Retail Communications: IDT’s flagship BOSS Revolution® calling service – which accounted for over 90% of Retail Communications’ revenue in 4Q17 - continued to be impacted by increased adoption of over-the-top voice and messaging, unlimited calling plans, as well as decreased immigration into the US. These secular trends and events resulted in a 4.8% reduction in BOSS Revolution calling service revenues compared to the year ago quarter and a 5.4% reduction compared to FY 2016. Revenues from the sale of traditional ‘hard’ prepaid calling cards in the US and overseas as well as other legacy offerings also continued to decrease in line with expectations.

Wholesale Carrier Services: Wholesale Carrier Services grew revenue in the fourth quarter compared to 4Q16 and full fiscal year compared to FY 2016 by 20.4% and 7.3% respectively, and increased overall minutes of use by 4.4% compared to the year ago quarter and by 2.9% compared to the prior fiscal year. Wholesale Carrier Services’ operations are managed to maximize gross profit. Wholesale Carrier Service’s revenues have historically been more volatile than Retail Communications revenues, and changes in revenue do not necessarily generate corresponding changes in gross profit.

Payment Services: Payment Services revenue increased by $10.5 million in the fourth quarter and by $25.9 million in fiscal 2017. The recent introduction of new mobile partners has contributed to the renewed growth of mobile top-up revenues, which achieved a record level in 4Q17. The continued growth of the BOSS Revolution international money transfer service and National Retail Solutions’ merchant services offerings also contributed to the robust growth of Payment Services’ revenue.

TPS’ direct cost of revenue in 4Q17, expressed as a percentage of TPS’ revenue, increased to 86.7% from 85.1% in 4Q16, and to 86.1% in FY2017 from 84.7% in FY 2016. This increase primarily reflects a mix shift within TPS towards Wholesale Carrier Services revenue, which generates relatively lower gross margins than Retail Communications’ offerings.

TPS’ SG&A expense in 4Q17 - $41.9 million – was unchanged compared to the year ago quarter as increases in legal and marketing costs were offset by lower personnel and bad debt expense. TPS’ full fiscal year SG&A expense decreased 7.1% to $162.4 million on reduced personnel expense. SG&A expense expressed as a percentage of revenue decreased 80 basis points to 10.9% in 4Q17 compared to the year ago quarter. For the full fiscal year 2017, SG&A expense as a percentage of revenue decreased 90 basis points to 11.1% compared to the prior year.

TPS’ D&A expense increased to $4.0 million in 4Q17 from $3.9 million in the year ago quarter, and increased to $16.1 million in FY 2017 from $15.8 million in FY 2016.

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TPS’ income from operations decreased to $5.4 million in 4Q17 from $9.1 million in 4Q16. Income from operations in 4Q16 included a gain of $7.5 million on the sale of IDT’s Gibraltar-based bank’s member interest in Visa Europe, and severance expense of $6.0 million. TPS’ income from operations in FY 2017 was $24.4 million compared to income from operations of $32.8 million in FY 2016 (that included other gains of $7.1 million – primarily from the sale of the member interest in Visa Europe - and severance expense of $6.2 million).

TPS’ Adjusted EBITDA decreased to $9.4 million in 4Q17 from $11.4 million in 4Q16 reflecting the increase in the direct cost of revenue as a percentage of revenue. The same factor - partially offset by the reduction in SG&A expense - reduced FY 2017’s Adjusted EBITDA to $40.6 million from $47.7 million in FY 2016.

Unified Communications as a Service (UCaaS)

The UCaaS segment is comprised of offerings from IDT’s net2phone® division, including cable telephony, hosted PBX, and SIP trunking.

UCaaS’ 4Q17 revenue increased to $7.8 million from $7.0 million in 4Q16. UCaaS’ FY 2017 revenue increased to $29.4 million from $26.4 million in FY 2016. The quarterly and full year revenue growth was driven by sales of net2phone’s cloud-based communications offering and, to a lesser extent, by SIP trunking and cable telephony.

UCaaS’ loss from operations in 4Q17 increased to $771 thousand from $190 thousand in 4Q16. UCaaS’ loss from operation in FY 2017 increased to $1.9 million from $1.6 million in FY 2016. The increases in the quarterly and full year losses primarily reflect increased employee compensation and commission expense as IDT increased investment in net2phone sales and technical personnel and increased depreciation and amortization expense, partially offset by a significant decrease in direct costs.

Consumer Phone Services (CPS)

The Consumer Phone Services segment sells postpaid local and long-distance services in the U.S., marketed under the brand name IDT America. CPS has been in harvest mode for more than a decade - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. CPS’ financial results are provided in the segment results chart above and conformed to expectations.

All Other

All Other includes IDT’s real estate holdings, comprised of its public garage in Newark and commercial properties in Newark, Piscataway and Jerusalem, as well as other small businesses and investments, including an investment in Rafael Pharmaceuticals, Inc., (formerly Cornerstone Pharmaceuticals, Inc.).

Rafael Pharmaceuticals is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells.

All Other previously included Zedge, a platform and mobile app centered on self-expression. Zedge was fully spun off from IDT to IDT’s shareholders on June 1, 2016. Because the disposition of IDT’s interest in Zedge did not meet the criteria to be reported as a discontinued operation, Zedge’s results of operations and cash flows continue to be included in prior comparative periods.

All Other’s financial results are provided in the segment results chart above and conformed to expectations.

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IDT intends to spin-off the real estate and pharmaceutical holdings included in All Other to its shareholders under the name Rafael Holdings, Inc.

DIVIDEND

On September 28th, 2017, IDT’s Board of Directors declared a quarterly dividend of $0.19 per share of Class A and Class B common stock for 4Q17 to be paid on or about October 20, 2017. The dividend will be paid to stockholders of record as of the close of business on October 16th. The ex-dividend date will be October 12th. This distribution will be treated as a return of capital for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “For Investors” section of the IDT Corporation website (http://idt.net/ir) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM ET today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A recording of the conference call can be accessed beginning one hour after the call concludes through October 10, 2017 by dialing 1-844-512-2921 (toll free from the US) or 1-412-317-6671 (international) and providing this pin code: 10111313. The recording will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir) following the call.

ABOUT IDT:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services to individuals and businesses primarily through its flagship BOSS Revolution® and net2phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

6

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands, except per share data)	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$90,344	$104,001
Marketable securities	58,272	52,949
Trade accounts receivable, net of allowance for doubtful accounts of $2,657 and $3,957 at July 31, 2017 and 2016, respectively	64,979	47,230
Prepaid expenses	14,506	14,601
Other current assets	18,749	13,188
Assets held for sale	124,267	107,084
TOTAL CURRENT ASSETS	371,117	339,053
Property, plant and equipment, net	88,994	87,334
Goodwill	11,326	11,218
Investments	26,894	14,024
Deferred income tax assets, net	11,841	9,554
Other assets	3,657	3,345
Assets held for sale	5,134	5,130
TOTAL ASSETS	$518,963	$469,658
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$40,989	$29,797
Accrued expenses	125,359	117,268
Deferred revenue	76,451	85,700
Other current liabilities	4,659	14,092
Liabilities held for sale	115,318	96,963
TOTAL CURRENT LIABILITIES	362,776	343,820
Other liabilities	1,080	1,200
Liabilities held for sale	550	435
TOTAL LIABILITIES	364,406	345,455
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2017 and 2016	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,561 and 25,383 shares issued and 23,264 and 21,452 shares outstanding at July 31, 2017 and 2016, respectively	256	254
Additional paid-in capital	394,462	396,243
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,297 and 3,931 shares of Class B common stock at July 31, 2017 and 2016, respectively	(83,304)	(115,316)
Accumulated other comprehensive loss	(2,343)	(3,744)
Accumulated deficit	(163,370)	(153,673)
Total IDT Corporation stockholders’ equity	145,734	123,797
Noncontrolling interests	8,823	406
TOTAL EQUITY	154,557	124,203
TOTAL LIABILITIES AND EQUITY	$518,963	$469,658

See accompanying notes to consolidated financial statements.

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2017	2016	2015
REVENUES	$1,501,729	$1,496,261	$1,596,777
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,275,708	1,246,594	1,328,363
Selling, general and administrative (i)	188,293	204,655	222,239
Depreciation and amortization	21,704	20,535	18,418
Research and development	—	—	1,656
Severance	—	6,510	8,363
TOTAL COSTS AND EXPENSES	1,485,705	1,478,294	1,579,039
Other operating expenses	(10,412)	(326)	(1,552)
Gain on sale of member interest in Visa Europe Ltd.	(63)	7,476	—
Gain on sale of interest in Fabrix Systems, Ltd.	—	1,086	76,864
Income from operations	5,549	26,203	93,050
Interest income (expense), net	1,254	1,216	(159)
Other income (expense), net	817	2,049	(688)
Income before income taxes	7,620	29,468	92,203
Benefit from (provision for) income taxes	2,021	(4,110)	(6,088)
NET INCOME	9,641	25,358	86,115
Net income attributable to noncontrolling interests	(1,464)	(1,844)	(1,625)
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$8,177	$23,514	$84,490

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.35	$1.03	$3.69
Diluted	$0.35	$1.03	$3.63

Weighted-average number of shares used in calculation of earnings per share:
Basic	23,182	22,765	22,903
Diluted	23,309	22,815	23,247

(i) Stock-based compensation included in selling, general and administrative expenses	$3,740	$2,680	$5,185

See accompanying notes to consolidated financial statements.

8

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2017	2016	2015
OPERATING ACTIVITIES
Net income	$9,641	$25,358	$86,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,704	20,535	18,418
Deferred income taxes	(2,328)	3,809	5,877
Provision for doubtful accounts receivable	686	1,519	97
Gain on sale of interest in Fabrix Systems Ltd.	—	(1,086)	(76,864)
Gain on sale of member interest in Visa Europe Ltd.	—	(7,476)	—
Net realized (gain) loss from marketable securities	(323)	(543)	54
Interest in the equity of investments	(356)	362	(1,699)
Stock-based compensation	3,740	2,680	5,185
Change in assets and liabilities:
Restricted cash and cash equivalents	(17,702)	(22,548)	(28,286)
Trade accounts receivable	(17,972)	616	640
Prepaid expenses, other current assets and other assets	(4,856)	8,372	2,122
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	17,343	(10,099)	(4,125)
Customer deposits	18,980	25,344	25,939
Deferred revenue	(9,543)	2,211	(2,939)
Net cash provided by operating activities	19,014	49,054	30,534
INVESTING ACTIVITIES
Capital expenditures	(22,949)	(18,370)	(28,556)
Payment for acquisition, net of cash acquired	(1,827)	—	—
Proceeds from sale of interest in Fabrix Systems Ltd., net of cash and cash equivalents sold	—	9,557	59,678
Proceeds from sale of member interest in Visa Europe Ltd	—	5,597	—
Cash used for purchase of investments	(9,438)	(2,002)	(125)
Proceeds from sales and redemptions of investments	15	634	119
Purchases of marketable securities	(53,402)	(46,909)	(52,360)
Proceeds from maturities and sales of marketable securities	47,996	35,011	24,126
Net cash (used in) provided by investing activities	(39,605)	(16,482)	2,882
FINANCING ACTIVITIES
Dividends paid	(17,874)	(17,358)	(47,594)
Distributions to noncontrolling interests	(1,482)	(1,834)	(2,050)
Sale of Class B common stock to Howard S. Jonas	24,930	—	—
Proceeds from sale of interest and rights in Rafael Pharmaceuticals, Inc. to Howard S. Jonas	1,000	—	—
Proceeds from sale of member interests in CS Pharma Holdings, LLC	1,250	8,750	—
Cash of Zedge deconsolidated as a result of spin-off	—	(6,381)	—
Proceeds from sale of Zedge equity prior to the spin-off	—	374	—
Proceeds from exercise of stock options	836	—	3,424
Repayments of borrowings including revolving credit loan payable	—	(6,353)	(13,271)
Purchase of Class B common stock from Howard S. Jonas	—	—	(7,500)
Repurchases of Class B common stock	(1,838)	(4,773)	(3,202)
Net cash provided by (used in) financing activities	6,822	(27,575)	(70,193)
Effect of exchange rate changes on cash and cash equivalents	292	(5,821)	(6,685)
Net decrease in cash and cash equivalents	(13,477)	(824)	(43,462)
Cash and cash equivalents at beginning of year	109,537	110,361	153,823
Cash and cash equivalents at end of year	$96,060	$109,537	$110,361
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$1,209	$1,205	$745
Cash payments made for income taxes	$576	$779	$320
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Reclassification of liability for member interests in CS Pharma Holdings, LLC	$8,750	$—	$—
Net assets excluding cash and cash equivalents of Zedge deconsolidated as a result of spin-off	$—	$(4,681)	$—
Shares of Visa Inc. Series C preferred stock received from sale of member interest in Visa Europe Ltd.	$—	$1,580	$—
Net liabilities excluding cash and cash equivalents of Fabrix Systems Ltd. sold	$—	$—	$14,333

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Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter Fiscal 2017 and 2016

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 4Q17, 3Q17 and 4Q16, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income from operations, add depreciation and amortization, severance expense and other operating expenses, and subtract other operating gain, the gain on the sale of member interest in Visa Europe Ltd. and the gain on sale of interest in Fabrix Systems Ltd.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds severance expense, stock-based compensation, other operating expenses, and the tax expense from the increase in the valuation allowance on deferred tax assets, and subtracts other operating gain, the gain on the sale of member interest in Visa Europe Ltd., the gain on sale of interest in Fabrix Systems Ltd. and the tax benefit from the release of the valuation allowance and full recognition of deferred tax assets.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

Beginning in 4Q17, depreciation and amortization expense is no longer an adjustment to net income in IDT’s measure of non-GAAP net income. Comparative results have been restated in all periods presented.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2017 and fiscal 2016 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expenses and other operating gain, the gains on the sale of member interest in Visa Europe Ltd. and the sale of interest in Fabrix Systems Ltd. are components of income from operations. In fiscal 2017, other operating expenses included a non-routine expense for a settlement and mutual release, and the associated legal fees, related to potential liabilities and claims under agreements related to IDT’s spin-off of Straight Path Communications Inc. in 2013. In the fourth quarter of fiscal 2017, the other operating gain was primarily the result of insurance proceeds related to the claims. In fiscal 2016, other operating expenses included a loss on disposal of property, plant and equipment. Other operating expenses, other operating gain, and the gains on the sale of member interest in Visa Europe Ltd. and the sale of interest in Fabrix Systems Ltd. are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT may incur costs related to non-routine legal and regulatory matters or disposal of certain assets. In addition, IDT may select and incubate promising early stage businesses outside of its core business for eventual sale or spin-off to its stockholders. However, such legal and regulatory matters and disposals do not occur each quarter. IDT does not believe the gains or losses from asset sales or from non-routine legal and regulatory matters are components of IDT’s or the relevant segment’s core operating results.

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The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP.

Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 1Q17, IDT recorded a foreign income tax benefit of $16.6 million from the release of the valuation allowance and full recognition of certain deferred tax assets, and in 4Q17, IDT recorded a federal income tax expense of $11.1 million from the increase in the valuation allowance on deferred tax assets. The income tax benefit and expense are excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because neither was directly related to the current results of IDT’s core operations. These income tax benefit and expense are not expected to be reoccurring items.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

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IDT Corporation
Reconciliation of Adjusted EBITDA to Net (Loss) Income
(unaudited)
in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2017 (4Q17)
Adjusted EBITDA	$8.6	$9.4	$0.4	$0.3	$0.6	$(2.2)
Subtract (Add):
Depreciation and amortization	5.6	4.0	1.2	-	0.4	-
Other operating gain	(0.8)	-	-	-	-	(0.8)
Income (loss) from operations	3.7	$5.4	$(0.8)	$0.3	$0.2	$(1.4)
Interest income, net	0.3
Other expense, net	(0.7)
Income before income taxes	3.3
Provision for income taxes	(12.8)
Net loss	(9.5)
Net income attributable to noncontrolling interests	(0.4)
Net loss attributable to IDT Corporation	$(9.8)

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2017 (3Q17)
Adjusted EBITDA	$9.1	$9.8	$0.6	$0.2	$0.4	$(2.0)
Subtract:
Depreciation and amortization	5.5	4.0	1.1	-	0.4	-
Other operating expense	10.2	-	-	-	-	10.1
(Loss) income from operations	(6.5)	$5.8	$(0.5)	$0.2	$-	$(12.1)
Interest income, net	0.3
Other expense, net	(0.4)
Loss before income taxes	(6.6)
Benefit from income taxes	2.2
Net loss	(4.5)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(4.8)

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2016 (4Q16)
Adjusted EBITDA	$10.0	$11.4	$0.5	$0.2	$0.6	$(2.7)
Subtract (Add):
Depreciation and amortization	5.0	3.9	0.7	-	0.5	-
Severance expense	6.3	6.0	-	-	-	0.3
Gain on sale of member interest in Visa Europe Ltd.	(7.5)	(7.5)	-	-	-	-
Income (loss) from operations	6.2	$9.1	$(0.2)	$0.2	$0.1	$(3.0)
Interest income, net	0.3
Other income, net	2.8
Income before income taxes	9.3
Benefit from income taxes	2.1
Net income	11.4
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$11.0

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IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Year Ended July 31, 2017 (FY 2017)
Adjusted EBITDA	$37.7	$40.6	$2.0	$1.1	$2.0	$(8.0)
Subtract:
Depreciation and amortization	21.7	16.1	3.9	-	1.7	-
Adjustment to gain on sale of member interest in Visa Europe Ltd.	0.1	0.1	-	-	-	-
Other operating expense	10.4	-	-	-	-	10.4
Income (loss) from operations	5.5	$24.4	$(1.9)	$1.1	$0.3	$(18.4)
Interest income, net	1.3
Other income, net	0.8
Income before income taxes	7.6
Benefit from income taxes	2.0
Net income	9.6
Net income attributable to noncontrolling interests	(1.5)
Net income attributable to IDT Corporation	$8.2

	Total IDT Corporation	Telecom Platform Services	UCaaS	Consumer Phone Services	All Other	Corporate
Year Ended July 31, 2016 (FY 2016)
Adjusted EBITDA	$45.0	$47.7	$1.2	$1.2	$5.1	$(10.1)
Subtract (Add):
Depreciation and amortization	20.5	15.8	2.8	-	2.0	-
Severance expense	6.5	6.2	-	-	-	0.3
Gain on sale of member interest in Visa Europe Ltd.	(7.5)	(7.5)	-	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(1.1)	-	-	-	(1.1)	-
Other operating expense	0.3	0.3	-	-	-	-
Income (loss) from operations	26.2	$32.8	$(1.6)	$1.2	$4.2	$(10.4)
Interest income, net	1.2
Other income, net	2.0
Income before income taxes	29.5
Provision for income taxes	(4.1)
Net income	25.4
Net income attributable to noncontrolling interests	(1.8)
Net income attributable to IDT Corporation	$23.5

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IDT Corporation

Reconciliations of Net (Loss) Income to Non-GAAP Net Income and Diluted EPS to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	4Q17	3Q17	4Q16	Year Ended July 31, 2017	Year Ended July 31, 2016

Net (loss) income	$(9.5)	$(4.5)	$11.4	$9.6	$25.4
Adjustments (add) subtract:
Stock-based compensation	(0.9)	(0.7)	(0.4)	(3.7)	(2.7)
Gain on sale of member interest in Visa Europe Ltd.	(0.1)	-	7.5	(0.1)	7.5
Gain on sale of interest in Fabrix Systems Ltd.	-	-	-	-	1.1
Severance expense	-	-	(6.3)	-	(6.5)
Other operating gain (expense)	0.8	(10.2)	-	(10.4)	(0.3)
Income tax (expense) benefit	(11.1)	-	0.9	5.5	0.9
Total adjustments	(11.3)	(10.9)	1.7	(8.7)	-
Income tax effect of total adjustments	-	3.6	1.7	6.4	2.5
	11.3	7.3	(3.4)	2.3	(2.5)
Non-GAAP net income	$1.8	$2.8	$8.0	$11.9	$22.9

Earnings per share:
Basic	$(0.41)	$(0.21)	$0.49	$0.35	$1.03
Total adjustments	0.48	0.33	(0.14)	0.16	(0.03)
Non-GAAP EPS - basic	$0.07	$0.12	$0.35	$0.51	$1.00

Weighted-average number of shares used in calculation of basic earnings per share	24.2	23.1	22.7	23.2	22.8

Diluted	$(0.41)	$(0.21)	$0.48	$0.35	$1.03
Total adjustments	0.48	0.33	(0.13)	0.16	(0.03)
Non-GAAP EPS - diluted	$0.07	$0.12	$0.35	$0.51	$1.00

Weighted-average number of shares used in calculation of diluted earnings per share	24.3	23.1	22.8	23.3	22.8

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